Exhibit 23.3


                        Consent of Jackson & Rhodes P.C.

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Worldwide Petromoly, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Worldwide Petromoly, Inc. of our report dated October 6, 2000, relating to the consolidated balance sheets of Worldwide Petromoly, Inc. as of June 30, 2000 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the annual report on Form 10-KSB of Worldwide Petromoly, Inc. for the year ended June 30, 2000.

                                               /S/ Jackson & Rhodes P.C.

Dallas, Texas
August 10, 2001